Exhibit 99.1

Contact:

Kevin Rakin	Rhonda Chiger
President & Chief Executive Officer	Investor Relations
Genaissance Pharmaceuticals, Inc.	Rx Communications
203.786.3404	917.322.2569
k.rakin@genaissance.com	rchiger@RxIR.com

For Immediate Release

Genaissance Pharmaceuticals Secures $11.1 Million in Funding

- Financing Package Could Total $15.4 Million -

New Haven, CT, October 30, 2003 – Genaissance Pharmaceuticals, Inc. (Nasdaq: GNSC) today announced that it has secured $11.1 million from two transactions with a potential for an additional investment of $4.3 million.

RAM Trading, Ltd. (“RAM”), an affiliate of an existing investor, purchased 270,000 shares of newly-designated Series A Preferred Stock at a price of $22.50 per share, totaling approximately $6.1 million.  The proceeds from the transaction will be used for working capital and general corporate purposes.  These shares can be converted by RAM at any time into 2.7 million shares of common stock.  The preferred stock pays an annual cash dividend of 2%.  Genaissance also issued a warrant to RAM exercisable for an additional 190,000 shares of Series A Preferred Stock under the same terms until December 31, 2005.  If Genaissance’s common stock price is above $4.00 for 23 consecutive business days, RAM would be required to purchase the additional shares at a specified time.  If Genaissance sells the additional 190,000 shares, RAM’s investment would total approximately $10.4 million.  In addition, Genaissance granted RAM certain other rights, including registration rights and certain put rights that can be exercised beginning on the third anniversary of the closing of the transaction.

Genaissance also announced that on September 30, 2003, it signed a three-year, $5.0 million term loan with Comerica Bank.  The funds from this loan were primarily used to help repay all existing capital leases, substantially reducing Genaissance’s annual principal and interest payments.

“This funding completes the restructuring plan for our balance sheet, which we began last year, and further helps position us financially to execute our business plan of building the preeminent Pharmacogenetics company,” said Kevin Rakin, President and Chief Executive Officer of Genaissance Pharmaceuticals.  “We are extremely pleased by the additional support from an affiliate of one of our significant shareholders, which we believe is a tangible expression of confidence in our business.”

Genaissance Pharmaceuticals, Inc. is a world leader in the discovery and use of human gene variation for the development of a new generation of DNA-based diagnostic and therapeutic products.  Genaissance markets its technology, clinical development skills and pharmacogenetic services to the pharmaceutical industry as a complete solution for improving the development, marketing and prescribing of drugs.  Genaissance has agreements with major pharmaceutical, diagnostic and biotechnology companies.  Genaissance is headquartered in Science Park in New Haven, Connecticut.  Visit the company’s website at www.genaissance.com.

This press release contains forward-looking statements, including statements about the receipt of additional proceeds from the sale of Series A Preferred Stock and our expected financial position. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to in such statements, including, but not limited to, the trading price of our common stock, our expected cash proceeds, the attraction of new business and strategic partners, the adoption of our technologies by the pharmaceutical industry, the timing and success of clinical trials, competition from pharmaceutical, biotechnology and diagnostics companies, the strength of our intellectual property rights, and those risks identified in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2003, and in other filings we make with the Securities and Exchange Commission from time to time. The forward-looking statements contained herein represent the judgment of Genaissance as of the date of this release. Genaissance disclaims any obligation to update any forward-looking statement.

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